Exhibit 99.1

NEWS NEWS NEWS

Tredegar Corporation Corporate Communications 1100 Boulders Parkway Richmond, Virginia 23225 E-mail: invest@tredegar.com Web Site: www.tredegar.com	Contact: Mitzi S. Reynolds Phone: 804/330-1134 Fax: 804/330-1177 E-mail: mitzireynolds@tredegar.com

FOR IMMEDIATE RELEASE

TREDEGAR FILM PRODUCTS TO LOCATE R&D AND TECHNICAL CENTER IN RICHMOND, VA.

R&D TO JOIN MARKETING AND SALES AT COMPANY HEADQUARTERS

              RICHMOND, Va., Sept. 13, 2004 – Tredegar Corporation (NYSE:TG) announced that its Tredegar Film Products subsidiary will move its R&D and technical centers in Terre Haute, Ind. and Lake Zurich, Ill. to Richmond, Va., where the subsidiary and its parent company are located. The transition is expected to be completed by the end of 2005.

              Thomas G. Cochran, president of Tredegar Film Products, said: “Bringing consumer-noticeable innovation to our customers faster is the key to our growth strategy. We’re eager to achieve the benefits that we expect from the alignment of R&D, marketing, sales and senior management at our headquarters in Richmond. We believe these benefits will include shorter development times, lower operating expenses, and higher sales and profits.”

              The company said its planned Richmond-based R&D and technical headquarters will employ approximately 40 people, some of whom are expected to transfer from the Terre Haute and Lake Zurich facilities. The Terre Haute technical facility will continue to operate at reduced staffing levels. Technical operations at the Lake Zurich plant will be discontinued. Tredegar Film Products also has R&D and technical operations in Shanghai, China, and Chieti, Italy.

              Over the next 15 months, Tredegar expects to recognize charges in connection with the restructuring of approximately $6.5 million ($4.2 million after taxes or 11 cents per share), consisting of $5.5 million for severance and relocation expenses and $1 million for asset impairment charges for R&D-related equipment that will no longer be used. The company also plans to spend approximately $2.5 million on equipment and leasehold improvements at the new technical center. Once complete, the restructuring is expected to reduce annual operating expenses by approximately $2 million and result in a net reduction of 20 positions.

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Films to Locate R&D and Technical Center in Richmond, Va., page 2

               Tredegar Film Products is a major supplier of apertured and elastic materials for use in personal and household care markets and also produces films for a variety of packaging and specialty markets. Primary applications include diapers and feminine hygiene products. Recent innovations include ComfortQuilt® topsheets, a cotton-like texture material designed specifically to maximize softness and cleanliness; StretchTab™ laminate, a combination of elastics, nonwoven and hook on one roll for closure systems; and ForceField™ and UltraMask®, surface protection specialty films. The subsidiary had sales of $381 million for the last 12 months ended June 30, 2004, and employs approximately 1,200 people at its production facilities in North America, South America, Europe and Asia.

               Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions. Tredegar is also developing and marketing bone graft substitutes through its Therics subsidiary.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

              The words “believe,” “hope,” “expect,” “are likely,” and similar expressions identify “forward-looking” statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the following:

              TredegarFilm Products is highly dependent on sales to one customer, which comprised approximately 30% of Tredegar’s net sales in 2003. Tredegar Film Products' success in this regard depends on its ability to develop products that meet this customer’s requirements as well as market acceptance of this customer’s products. Our ability to grow Tredegar Film Products and attract new customers depends on developing and delivering new products, especially in the personal care market. Personal care products are now being made with a variety of new materials, replacing traditional backsheet and other components. While we have substantial technical resources, there can be no assurance that our new products can be brought to market successfully, or at the same level of profitability and market share of replaced films. A shift in customer preferences away from our technologies, our inability to develop and deliver new profitable products, or delayed acceptance of our new products in domestic and foreign markets, could have a material adverse effect on our business.

              Future performance is also influenced by the costs incurred by Tredegar’s businesses. There is no assurance that cost control efforts will offset cost increases or any additional declines in revenues. Likewise, there is no assurance of our ability to pass through to our customers cost increases in raw materials.

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Films to Locate R&D and Technical Center in Richmond, Va., page 3

               Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

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